Exhibit 10.1

7/14/2025

Promotion: Megan Carlson

Dear Megan:

On behalf of Butterfly Network, we are pleased to notify you that effective 6/9/2025, you will be promoted to SVP, Accounting and Finance - Chief Accounting Officer. Your annual base salary will be $350,000 to be paid bi-weekly, less required deductions, and your new bonus target will be 50%. In addition, you will be granted an award of 300,000 Restricted Stock Units (RSUs) of Butterfly Network stock to be granted on 7/1/2025. Your RSUs will vest over a four-year period with 25% vesting on the one-year anniversary of your grant date, and 6.25% vesting each quarter thereafter.

We would like to thank you for your hard work and dedication to Butterfly, and wish you continued success in 2025!

Sincerely,

/s/ Heather Getz

Heather Getz
EVP, Chief Financial & Operations Officer

Exhibit 10.1
Butterfly Network, Inc.